Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 1 These hypothetical returns are for illustrative purposes only and may not be the actual total returns applicable to a purchas er of the securities. You should read this document together with the accompanying preliminary terms describing the offering, including the overview of the Basket Components and their historical performance, before you decide to invest. Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333 - 200365 July 28, 2015 KEY RISKS / CONSIDERATIONS • The securities do not guarantee any return of principal and do not pay any interest. You may lose some or all of your investm ent . • Any payments on the securities are subject to issuer credit risk. • The Basket Components are concentrated in the banking sector. • Changes in the value of one or more of the Basket Components may offset each other. • The investor does not own the Basket Components and does not receive dividends or other distributions or have any other right s t hat holders of the Basket Components would have. • There may be no secondary market. Securities should be considered a hold until maturity product. • Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document. HYPOTHETICAL PAYMENTS AT MATURITY Ending Basket Level Percent Change in the Basket Adjusted Basket Return Payment on Securities (per $1,000) Total Return on Securities 200.00 100.00% 100.300% 100.300% $2,003.00 190.00 90.00% 90.285% 90.285% $1,902.85 180.00 80.00% 80.270% 80.270% $1,802.70 170.00 70.00% 70.255% 70.255% $1,702.55 160.00 60.00% 60.240% 60.240% $1,602.40 150.00 50.00% 50.225% 50.225% $1,502.25 140.00 40.00% 40.210% 40.210% $1,402.10 130.00 30.00% 30.195% 30.195% $1,301.95 120.00 20.00% 20.180% 20.180% $1,201.80 110.00 10.00% 10.165% 10.165% $1,101.65 100.00 0.00% 0.150% 0.150% $1,001.50 99.85 - 0.15% 0.000% 0.000% $1,000.00 90.00 - 10.00% - 9.865% - 9.865% $901.35 80.00 - 20.00% - 19.880% - 19.880% $801.20 70.00 - 30.00% - 29.895% - 29.895% $701.05 60.00 - 40.00% - 39.910% - 39.910% $600.90 50.00 - 50.00% - 49.925% - 49.925% $500.75 40.00 - 60.00% - 59.940% - 59.940% $400.60 30.00 - 70.00% - 69.955% - 69.955% $300.45 20.00 - 80.00% - 79.970% - 79.970% $200.30 10.00 - 90.00% - 89.985% - 89.985% $100.15 0.00 - 100.00% - 100.000% - 100.000% $0.00 The securities are designed for investors who seek exposure to the performance of an equally weighted basket of 10 equity sec uri ties. Investors will have full upside and downside exposure to the performance of the Basket, as adjusted by the Basket Performance Factor. Investors shoul d b e willing to forgo interest and dividend payments, and, if the Basket declines by more than approximately 0.15%, be willing to lose some or all of their pri ncipal. Unsecured obligations of Morgan Stanley maturing August 17, 2016. Minimum denominations of $1,000 and integral multiples thereof. All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose so me or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have a ny access to, any underlying reference asset or assets. The securities are expected to price on July 31, 2015 and are expected to settle on August 5, 2015. Fees and Commissions: J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A . will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents recei ve from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exce ed $7.50 per $1,000 stated principal amount of securities. THE BASKET Bloomberg Ticker Symbol Issuer of Basket Component Exchange Basket Component Weighting BAC Bank of America Corporation common stock NYSE 10% C Citigroup Inc. common stock NYSE 10% WFC Wells Fargo & Company common stock NYSE 10% USB U.S. Bancorp common stock NYSE 10% SIVB SVB Financial Group common stock NASDAQ 10% FRC First Republic Bank common stock NYSE 10% KEY KeyCorp common stock NYSE 10% PNC The PNC Financial Services Group, Inc. common stock NYSE 10% CMA Comerica Incorporated common stock NYSE 10% RF Regions Financial Corporation common stock NYSE 10% Participation Securities Linked to an Equally Weighted Basket of 10 Equity Securities due August 17, 2016 Principal at Risk Securities Basket: The Basket consists of the common stock of 10 different issuers (each, a “Basket Component” and collectively, the “Basket Components”). The Basket Components and the Bloomberg ticker symbol, the exchange on which each Basket Component is listed and the Basket Component Weighting of each Basket Component are set forth under “The Basket” on the right - hand side of this page. The Initial Share Price and Multiplier for each Basket Component will be determined on the Pricing Date. Payment at Maturity: The Payment at Maturity will reflect the performance of the Basket over the term of the securities. Accordingly, at maturity, you will receive an amount per $1,000 principal amount security calculated as follows: $1,000 + ($1,000 x Adjusted Basket Return) You will lose some or all of your investment at maturity if the Ending Basket Level has decreased from the Initial Basket Level by more than approximately 0.15%. Any Payment at Maturity is subject to the credit of Morgan Stanley. Adjusted Basket Return: The performance of the Basket from the Initial Basket Level to the Ending Basket Level, expressed as a percentage and calculated as follows: ( Ending Basket Level × Basket Adjustment Factor Initial Basket Level ) - 1 The Adjusted Basket Return may be positive, zero or negative. Basket Adjustment Factor: 100.15% Multiplier: The Multiplier for each Basket Component will be set on the Pricing Date so that each Basket Component will represent its applicable Basket Component Weighting in the predetermined Initial Basket Level of 100. Each Multiplier will remain constant for the terms of the securities. Initial Basket Level: The Initial Basket Level will equal 100, which is equal to the sum of the products of (i) the Share Closing Price of one share of each Basket Component on the Pricing Date, and (ii) the Multiplier for such Basket Component on the Pricing Date. Ending Basket Level: On the Valuation Date, the sum of the products of (i) the Share Closing Price of one share of each Basket Component on such date times the Adjustment Factor for such Basket Component on such date, and (ii) the Multiplier for such Basket Component. Adjustment Factor: With respect to each Basket Component, 1.0, subject to adjustment in the event of certain corporate events affecting the Basket Components. See “Additional Terms Specific to the Securities – Antidilution Adjustments” below. Valuation Date: August 12, 2016 Maturity Date † : August 17, 2016 Listing: The securities will not be listed on any securities exchange. Estimated value on the Pricing Date: Approximately $987.40 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” on page 2 of the accompanying preliminary terms . CUSIP / ISIN: 61761JE47 / US61761JE477

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 2 Risk Factors • YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal. The return on the securities at maturity is linked to the performan ce of the Basket and will depend on whether, and the extent to which, the Ending Basket Level is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as adjusted by the Basket Adjustment Factor, as compared to the Initial Basket Level. If the Ending Basket Level decreases from the Initial Basket Level by more than approximately 0.15%, you will lose some or all of yo ur investment in the securities. There is no minimum Payment at Maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities. • THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. • NO SHAREHOLDER RIGHTS OR DIVIDENDS – Investing in the securities is not equivalent to investing in any of the Basket Components. As an investor in the securities , y ou will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the Basket Components. • THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the c redit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market val ue of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads cha rge d by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities. • THE BASKET COMPONENTS ARE CONCENTRATED IN THE BANKING SECTOR – Each of the Basket Components has been issued by a company whose business is associated with the banking sector. Because the value of the securities is determined based on the performance of the Basket, an investment in the securities will be concentrated in this se ctor. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to se curities of a more broadly diversified group of issuers. The Basket Components are issued by companies whose primary lines of business are directly associated with the banking sector . The performance of bank stocks may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amoun t o f capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can ne gatively impact the banking sector. Banks may also be subject to severe price competition. • MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – The value of the securities will be affected by a number of economic and market factors that may either offset or magnify eac h o ther, including: • the prices of the Basket Components on any day; • the expected volatility (frequency and magnitude of changes in price) of the Basket Components; • the time to maturity of the securities; • the dividend rates of the Basket Components; • interest and yield rates in the market generally; • geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Co mponents or stock markets generally and which may affect the issuers of the Basket Components and the price of the Basket Components; • the occurrence of certain events affecting a particular Basket Component that may or may not require an adjustment to its Adj ust ment Factor; and • our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads. • CHANGES IN THE VALUE OF ONE OR MORE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Price movements in the Basket Components may not correlate with each other. At a time when the price of one or more Basket Components increases, the price of other Basket Components may decline in value. Therefore, in calculating the paymen t a t maturity, increases in the price of one or more Basket Components may be moderated, or wholly offset, by declines in the price of one or more of the other Basket Components. • THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IM PLI ED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING TH E SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WI LL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be w ill ing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging - related costs that are i ncluded in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid - offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors. The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lo we r rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted up on issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Basket Components, an d t o our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements. Participation Securities Linked to an Equally Weighted Basket of 10 Equity Securities due August 17, 2016 Principal at Risk Securities

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 3 Risk Factors • THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM T HOS E OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain a ssumptions about future events, which may prove to be incorrect. As a result, because there is no market - standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which deal ers , including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors tha t c annot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above. • LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it w ill generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size o f t he proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker - dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at whi ch MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to ma tur ity. • POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculat ion agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an inve sto r in the securities. As calculation agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective j udgments, such as with respect to the occurrence or non - occurrence of Market Disruption Events and certain adjustments to the Adjustment Factor for any Basket Component. These potentially subjective determinations may adversely aff ect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms Specific to the Securities — Adjustment Factor,” — A ntidilution Adjustments,” “ — Market Disruption Events.” “ — P ostponement of Valuation Date,” “ — Share Closing Price” and “ — Calculation Agent and Calculations” in the accompanying preliminary terms. Additionally, some of our subsidiaries also trade the Basket Components and other financial instruments related to the Basket C omponents on a regular basis as part of their general broker - dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the Basket Components. We will not hav e any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the price of the Basket Components and the value of the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date. • HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our subsidiaries and/or third - party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Basket Components), including trading in the Bas ket Components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Dat e approaches. Some of our subsidiaries also trade the Basket Components and other financial instruments related to the Basket Components on a regular basis as part of their general broker - dealer and other businesses. Any of these h edging or trading activities on or prior to the Pricing Date could potentially increase the Initial Share Prices of the Basket Components, and, therefore, could increase the prices at or above which the Basket Components must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the securities. . • THE ANTIDILUTION ADJUSTMENTS TO THE ADJUSTMENT FACTORS OF THE BASKET COMPONENTS THE CALCULATION AGENT IS REQUIRED TO M AKE DO NOT COVER EVERY CORPORATE EVENT THAT COULD AFFECT THE BASKET COMPONENTS – MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the Basket Components , such as stock splits and stock dividends, and certain other corporate actions involving the issuers of the Basket Components, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that could affect the Basket Components. For example, the calculation agent is not required to make any adjustments if an issuer of the Basket Components offers common stock for cash or in connection with acq uis itions. If an event occurs that does not require the calculation agent to adjust the Adjustment Factor for any Basket Component, the market price of the securities may be materially and adversely affected. • MORGAN STANLEY MAY ENGAGE IN BUSINESS WITH OR INVOLVING THE ISSU ERS OF THE BASKET COMPONENTS WITHOUT REGARD TO YOUR INTERESTS – We or our affiliates may presently or from time to time engage in business with the issuers of the Basket Components without regard to your interests, including extending loans to, or making equ ity investments in, the issuers of the Basket Components or their affiliates or subsidiaries or providing advisory services to the issuers of the Basket Components, such as merger and acquisition advisory services. In the course of our bus ine ss, we or our affiliates may acquire non - public information about the issuers of the Basket Components. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuers of the Basket Components. These research reports may or may not recommend that investors buy or hold the Basket Components. • THE SECURITIES MAY COME TO BE BASED ON THE SHARE CLOSING PRICES OF THE EQUITY SECURITIES OF COMPANIES OTHER THAN THE ISSUERS OF THE BASKET COMPONENTS – Following certain corporate events relating to the Basket Components, such as a stock - for - stock merger where a Basket Component is not the surviving entity, the am ount payable at maturity will be determined by reference to the value of exchange property which may include cash or shares of a corporation other than the issuer of such Basket Component. We describe the specific corporate events th at can lead to these adjustments in “Additional Terms Specific to the Securities — Antidilution Adjustments” in the accompanying preliminary terms. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price o f the securities. • THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated. • UNITED STATES FEDERAL TAX CONSEQUENCES – Please read the discussion of United States federal tax consequences, and any related risk factors, in the preliminary terms describing the terms of the securities. Participation Securities Linked to an Equally Weighted Basket of 10 Equity Securities due August 17, 2016 Principal at Risk Securities

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 4 Important Information The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer a nd this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerin g will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with the ir affiliates, hereinafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any c omp anies mentioned. Unless indicated, all views expressed herein are the views of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixe d I ncome Research Departments or others in the Firm. Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do no t constitute, advice, including within the meaning of Section 975 of the Dodd - Frank Wall Street Reform and Consumer Protection Act. This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under app licable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular pl an investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect t o t heir accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, in cluding, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated wi th it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or tradin g s trategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unles s s tated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recomme nda tion. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicati ve of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any re tur ns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Po ten tial investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herei n m ay significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment adv ice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the informati on, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accoun tin g and legal advisors regarding the information, opinions or views contained in this communication. Participation Securities Linked to an Equally Weighted Basket of 10 Equity Securities due August 17, 2016 Principal at Risk Securities